Exhibit 99.1
Network Communications, Inc. Reports Fiscal Year 2009
First Quarter Results

	First quarter
Revenue	$48.5	million
Operating Profit	$4.3	million
Net Loss	$(1.6	) million
EBITDA[1]	$10.0	million
LAWRENCEVILLE, GA, July 30, 2008 — Network Communications, Inc. (“NCI”) today reported financial results for the quarter ended June 22, 2008. The Company reported revenues of $48.5 million, down 9.4% from the same period in fiscal year 2008. Operating profit was $4.3 million, a decrease of 37.7% compared to the $7.0 million from the same period last year. For the quarter, the net loss was $(1.6) million compared to a net income of $0.1 million in the same period last year. EBITDA for the first quarter decreased by $2.0 million or 16.9% from $12.0 million in fiscal year 2008 to $10.0 million in fiscal year 2009.
“The first quarter was difficult as the year-over-year revenue comparisons for The Real Estate Book, our largest brand, continued to be very unfavorable. We posted double digit growth from Apartment Finder. We continue to focus on expense management as we work to align our cost structure with the current revenue base” said Dan McCarthy, Chairman and Chief Executive Officer for Network Communications, Inc.
Financial Highlights
FISCAL YEAR 2009 FIRST QUARTER
Revenue: First quarter revenue was $48.5 million, a decrease of 9.4% from revenue of $53.5 million in the same period of fiscal year 2008. Revenue from our resale and new sales product area was $22.4 million, a decrease of $5.9 million or 20.9% compared to $28.3 million in the same period of fiscal year 2008. The Real Estate Book (“TREB”) had revenue of $15.9 million for the quarter which was down $6.8 million or 30.0% from the prior year quarter. Revenue for our Unique Homes publication was $1.8 million for the quarter, down $0.3 million or 13.1% from the first quarter of fiscal year 2008. By Design Publishing, a custom publisher that we acquired during the second quarter of fiscal year 2008, contributed $1.5 million of revenue. Rental and leasing product area revenue increased by $2.4 million or 14.2% compared to fiscal year 2008. Apartment Finder (“AF”) posted revenue growth of $2.7 million or 17.5% due to strong growth in ad pages in our existing markets, and the contribution of nine markets launched or acquired in fiscal years 2008 and 2009. This growth was partially offset by a year-over-year combined decline in revenue from our Black’s Guide and Mature Living Choices brands of $0.3 million. The remodeling and home improvement product area posted revenue of $6.7 million, a decrease of $1.5 million or 18.5%, compared to the prior year quarter. The revenue decline was due to two fewer issues being published in the first quarter of fiscal year 2009 compared to the same period of fiscal year 2008, and general softness in the advertising market. First quarter revenue, excluding fiscal year 2008 acquisitions, was $45.9 million, a decrease of 14.2% compared to fiscal year 2008.
Operating Profit: First quarter fiscal year 2009 operating profit was $4.3 million, a decrease of 37.7% compared to an operating profit of $7.0 million in the same period of fiscal year 2008. The decrease resulted from a decline in revenue partially offset by a reduction in operating expenses due to lower page volume and cost containment programs.

- more -
Network Communications, Inc. Reports Fiscal Year 2009 First Quarter Results—page 2
Depreciation and amortization expense for the first quarter of fiscal year 2009 was $5.6 million, an increase of $0.5 million compared to $5.1 million in the same period of fiscal year 2008.
Net Income (Loss): First quarter net loss was $(1.6) million compared to a net income of $0.1 million in the same period of fiscal year 2008. The year-over-year decline was the result of lower revenue and operating profit, partially offset by an income tax benefit.
EBITDA1: EBITDA for the first quarter was $10.0 million, a decrease of $2.0 million or 16.9%, from the $12.0 million a year ago. First quarter EBITDA, excluding fiscal year 2008 acquisitions, was $9.6 million, a decrease of 20.8% compared to the same period in fiscal year 2008.
Cash Flow: Network Communications, Inc. generated $1.8 million in cash from operations during the first quarter of fiscal year 2009 compared to a use of $1.7 million in the same period of fiscal year 2008. Cash capital spending was $1.3 million in the fiscal year 2009 first quarter, a decrease of $0.1 million from the $1.4 million in cash capital spending during the same period in fiscal year 2008. Cash interest in the first quarter of fiscal year 2009 was $10.3 million compared to $10.5 million in the same period of fiscal year 2008. The Company ended the quarter with a cash balance of $6.8 million.
Network Communications, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands)

	Quarter ended
	6/22/08	6/17/07	Change
Revenue	$48,450	$53,498	-9.4%

Operating expenses	44,121	46,548	-5.2%

Operating profit	4,329	6,950	-37.7%

Other (expense) income:
Interest expense, net	(6,612)	(6,750)	-2.0%
Other income	50	11	354.5%

(Loss) income before income taxes	(2,233)	211	—

Income tax (benefit) expense	(667)	72	—

Net (loss) income	$(1,566)	$139	—

- more -
Network Communications Inc. Reports Fiscal Year 2009 First Quarter Results—page 3
Network Communications, Inc.
EBITDA1 Reconciliation
(unaudited, in thousands)

	Quarter ended
	6/22/08	6/17/07
Net (loss) income	$(1,566)	$139

Depreciation	1,596	1,376

Amortization	4,031	3,710

Interest expense, net	6,612	6,750

Income tax (benefit) expense	(667)	72

EBITDA[1]	$10,006	$12,047

[1]	We believe that EBITDA is an accurate indicator of the Company’s results because it focuses on revenue and operating costs driven by operating managers’ performance. EBITDA is used by the Company’s chief operating decision maker, its Chairman and CEO, to make decisions and to assess the Company’s performance. EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income (loss) as determined in conformity with accounting principles generally accepted in the United States of America. EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.
Network Communications, Inc.
Revenue Summary by Area
(unaudited, in thousands)

	Quarter ended
	6/22/08	6/17/07	Change
Revenue

Resale and new sales	$22,407	$28,332	-20.9%

Rental and leasing	19,326	16,921	14.2%

Remodeling and home improvement	6,717	8,245	-18.5%

Total	$48,450	$53,498	-9.4%

Network Communications, Inc. Reports Fiscal Year 2009 First Quarter Results—page 4
Conference Call
Network Communications, Inc. will host a conference call discussing its fiscal year 2009 first quarter results on Thursday, July 31, at 10:00 a.m. EST. The conference call number is (888) 554-7613 if you are in the U.S., or (706) 679-7698 if you are outside the U.S. The conference ID is 56471496. Please note that a replay of the Earnings Conference Call will be available after the conference call at (800) 642-1687 in the U.S., or (706) 645-9291, if you are outside the U.S. The conference ID is 56471496. The replay will be available for 10 days from the date of the call.
ABOUT NETWORK COMMUNICATIONS, INC.
Network Communications, Inc. is the leading publisher of printed and online real estate information in North America. The Company was acquired by Court Square Capital Partners (formerly known as Citigroup Venture Capital Equity Partners, L.P) in January of 2005. Its magazines are read by over 12 million readers in over 630 markets and deliver more than one million leads to advertisers each month. Network Communications, Inc. assets, The Real Estate Book®, Apartment Finder / Blue Book™, Mature Living Choices®, Black’s Guide®, New Home Finder®, Enclave™, Unique Homes™, Kansas City Homes & Gardens™, Atlanta Homes & Lifestyles, Atlanta Home Improvement, At Home In Arkansas, Relocating In Las Vegas, Colorado Homes & Lifestyles, St. Louis Homes & Lifestyles, Seattle Homes & Lifestyles, Mountain Living, New England Home, and Home by Design, include publications that millions of readers around the country turn to when looking for the latest information about the real estate and home design markets. Network Communications, Inc. is on a March fiscal year end. Online magazine content can be accessed at www.livingchoices.com. More information about NCI can be found at www.nci.com.
Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Network Communications, Inc. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the Company’s revenue being dependent on the residential market for existing and new home sales; significant increases in paper, ink, printing plates or fuel costs; and other changes or events which impact the residential and commercial real estate markets or alter the manner in which consumers access housing related information. More information on potential risks and uncertainties is available in the Company’s recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended March 30, 2008 (SEC File No. 333-134701).
# # #
CONTACT: Gerard Parker, 770-962-7220 ext 24234, e-mail: gparker@nci.com